Exhibit 99.1

PRESS RELEASE

MACKINAC FINANCIAL CORPORATION COMPLETES THE REDEMPTION OF REMAINING TARP STOCK

For Release:	January 2, 2014
Nasdaq:	MFNC
Contact:	Ernie R. Krueger, (906) 341-7158 /ekrueger@bankmbank.com
Website:	www.bankmbank.com

Manistique, Michigan — Mackinac Financial Corporation (Nasdaq: MFNC), the bank holding company for mBank (the “Bank”), today announced that on December 31, 2013, it completed the redemption of its remaining 4,000 shares of outstanding Series A fixed rate cumulative preferred stock.

The shares were originally issued to the U.S. Department of Treasury under the TARP Capital Purchase Program and subsequently sold by the Treasury to private investors.  Following completion of the redemption, no shares of the preferred stock remain outstanding.

The redemption price for the preferred shares was the stated liquidation preference amount of $1,000 per share, plus any accrued and unpaid dividends, a total cost of $4.026 million, which was funded with a combination of a dividend to the Corporation of retained earnings from mBank, its wholly owned bank subsidiary and borrowing from the Corporation’s revolving line of credit.  Following the completion of the redemption, the capital ratios of the Corporation and the Bank continue to exceed regulatory standards to be categorized as well-capitalized.

Mackinac Financial Corporation is a registered bank holding company formed under the Bank Holding Company Act of 1956 with assets in excess of $550 million and whose common stock is traded on the NASDAQ stock market as “MFNC.”   The principal subsidiary of the Corporation is mBank.  Headquartered in Manistique, Michigan, mBank has 11 branch locations; seven in the Upper Peninsula, three in the Northern Lower Peninsula and one in Oakland County, Michigan.  The Corporation’s banking services include commercial lending and treasury management products and services geared toward small to mid-sized businesses, as well as a full array of personal and business deposit products and consumer loans.

Forward-Looking Statements

This release contains certain forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “should,” “will,” and variations of such words and similar expressions are intended to identify forward-looking statements: as defined by the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current beliefs as to expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include among others: changes in the national and local economies or market conditions; changes in interest rates and banking regulations; the impact of competition from traditional or new sources; and the possibility that anticipated cost savings and revenue enhancements from mergers and acquisitions, bank consolidations, branch closings and other sources may not be fully realized at all or within specified time frames as well as other risks and uncertainties including but not limited to those detailed from time to time in filings of the Corporation with the Securities and Exchange Commission. These and other factors may cause decisions and actual results to differ materially from current expectations. Mackinac Financial Corporation undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.